PROSPECTUS SUPPLEMENT NO. 1                    Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated April 3, 2000)                  Registration No. 333-33252



                           HUMAN GENOME SCIENCES, INC.

                              ____________________

                                  $225,000,000
                   5% Convertible Subordinated Notes Due 2007
                                       and
                        2,000,000 Shares of Common Stock
                      Issuable Upon Conversion of the Notes
                              ____________________


      The following information supplements information contained in our prospectus dated April 3, 2000, relating to the potential offer and sale from time to time by holders of the notes and the underlying shares of our common stock. See "Plan of Distribution" in our prospectus.

      This prospectus supplement may only be delivered or used in connection with our prospectus. This prospectus supplement is incorporated by reference into our prospectus. Our common stock is listed on The Nasdaq National Market under the symbol "HGSI."

      NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                   Prospectus Supplement dated April 10, 2000

      The notes were originally issued by us and sold by Credit Suisse First Boston Corporation, as initial purchaser, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers or other institutional accredited investors. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the notes and common stock into which the notes are convertible.
                              ____________________

      The following table supplements the information in our prospectus with respect to the selling holders and the principal amounts of notes and common stock they beneficially own that may be offered under our prospectus. The information is based on information provided by or on behalf of the selling holders. All information provided in this prospectus supplement is as of April 7, 2000.

      The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Thus, we cannot estimate the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. The column showing ownership after completion of the offering assumes that the selling holders will sell all of the securities offered by this prospectus supplement. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirements of the Securities Act. None of the selling holders has had any material relationship with us or our affiliates within the past three years. No selling holder named in the table below beneficially owns one percent or more of our common stock. Common stock owned prior to the offering and after completion of the offering includes shares of common stock issuable upon conversion of our 5 1/2% Convertible Subordinated Notes Due 2006 and 3 3/4% Convertible Subordinated Notes Due 2007.


                                                                                          COMMON
                                       PRINCIPAL AMOUNT    COMMON STOCK                STOCK OWNED
                                           OF NOTES       OWNED PRIOR TO   COMMON         AFTER
                                         BENEFICIALLY            THE       STOCK      COMPLETION OF
Name                                   OWNED AND OFFERED     OFFERING      OFFERED     THE OFFERING
----                                   -----------------  --------------  ---------   --------------
American Masters Fund "AG Absolute
  Return Series" Limited...........    $   1,000,000            8,888         8,888         --
Deutsche Bank Securities Inc. .....       22,905,000          578,560       203,600       374,960
Michael Angelo, L.P................        2,000,000           17,777        17,777          --
RCG Multi-Strategy Account, L.P. ..        1,000,000            8,888         8,888          --
Raphael II, Ltd. ..................        1,000,000            8,888         8,888          --
San Diego County Employees
  Retirement Association ..........        1,980,000           17,600        17,600          --
                                       -------------         ---------     ---------     ---------

  Total............................    $  22,905,000          640,601       265,641       374,960
                                       =============         =========     =========     =========

      Information concerning the selling holders may change from time to time and any changed information will be set forth in future prospectus supplements if and when necessary. Further, the per share conversion price, and therefore the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment. As a result, the number of shares of common stock into which the notes are convertible may increase or decrease.

                                     S - 1